Exhibit 23.2

                CONSENT OF MARC LUMER & CO., INDEPENDENT AUDITORS



The Board of Directors
Interactive Network, Inc.:

We consent to the Incorporation by reference in the registration statements on Form S-8 of Interactive Network, Inc. of our report dated April 7, 2000, with respect to the consolidated balance sheets of Interactive Networks, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended, which report appears in the Form 10-K of Interactive Network, Inc. dated April 14, 2000.


                                                        /s/ Marc Lumer


San Francisco, California
December 11, 2000